EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3A (Nos. 333-123603 and 333-36564) and Form S-8 (No. 333-125191) of Midwest Banc Holdings, Inc. of our report dated March 13, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 15, 2006